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                                                                    EXHIBIT 99.1





Report of Independent Certified Public Accountants




Scan-Graphics, Inc.
 and Subsidiaries
Limerick, Pennsylvania


We have audited the accompanying consolidated statements of operations, stockholder's equity, and cash flows of Scan-Graphics, Inc. and subsidiaries for the year ended December 31, 1997, prior to the reclassification for discontinued operations described in Note 2 to the consolidated financial statements included in Form 10-K for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Scan-Graphics, Inc. and subsidiaries for the year ended December 31, 1997, in conformity with generally accepted accounting principles.



                                                                BDO SEIDMAN, LLP


Philadelphia, Pennsylvania
March 13, 1998, except for Note 14,
 which is dated March 27, 1998